UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2015 (April 6, 2015)

New Residential Investment Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35777	45-3449660
(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 479-3150

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

Initial Merger Agreement

As previously disclosed, on February 22, 2015, New Residential Investment Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Initial Merger Agreement”) with Home Loan Servicing Solutions, Ltd., a Cayman Islands exempted company (“HLSS”), and Hexagon Merger Sub, Ltd., a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Merger Sub”), as filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2015. As described in more detail below, on April 6, 2015, the parties terminated the Initial Merger Agreement pursuant to the Termination Agreement (as defined below) and simultaneously entered into the Acquisition Agreement (as defined below).

The Initial Merger Agreement provided that, upon the terms and subject to the conditions set forth therein, Merger Sub would have merged with and into HLSS, with HLSS continuing as the surviving company and a wholly owned subsidiary of the Company, and at the effective time of the merger, each ordinary share of HLSS issued and outstanding immediately prior to the effective time (except as set otherwise forth in the Initial Merger Agreement), would have been automatically converted into the right to receive $18.25 in cash, without interest (the “Initial Merger”).

Conditions to the Consummation of the Initial Merger

Each party’s obligation to consummate the Initial Merger was subject to various conditions, including, without limitation, the accuracy of the other party’s representations and warranties, both as of the date of signing and closing. Among other representations and warranties to the Company, HLSS would have been required to represent as of the closing of the Initial Merger that it had filed all reports required to be filed with the SEC (including, for example, its Annual Report on Form 10-K for the year ended December 31, 2014 (the “Annual Report”)).

Each party’s obligation to consummate the Initial Merger was also subject to the other party’s compliance with its covenants and agreements contained in the Initial Merger Agreement. Among other covenants and agreements, HLSS agreed to provide notice to the Company within twenty-four (24) hours of becoming aware that HLSS was reasonably likely to receive a going concern qualification from its auditors with respect to its then-most recent fiscal year (a “Going Concern Qualification”). The Initial Merger Agreement specified that, upon the receipt by HLSS of a Going Concern Qualification, the Company would have the right to immediately terminate the Initial Merger Agreement.

Events following the Entry into the Initial Merger Agreement

On March 3, 2015, HLSS filed a Form 12b-25 with the SEC, stating that HLSS required additional time to complete its Annual Report in order to complete an assessment of recent events related to HLSS’s business and determine the impact on HLSS’s financial statements and related disclosures. In this filing, HLSS also stated that it expected to file the Annual Report within the fifteen (15) day extension period under Rule 12b-25(b)(ii) of the Securities Exchange Act of 1934, as amended, or by March 17, 2015.

On March 18, 2015, HLSS filed a Current Report on Form 8-K with the SEC that disclosed that HLSS would need additional time to complete its Annual Report “to prepare information relating to its ability to operate as a going concern.” Also on March 18, 2015, The Nasdaq Stock Market LLC notified HLSS that it was no longer in compliance with Nasdaq Listing Rule 5250(c)(1) for continued listing because of the failure to timely file its Annual Report, and HLSS was given until May 18, 2015 to submit a plan to regain compliance.

While HLSS was preparing information relating to its ability to operate as a going concern, HLSS continued to work on a management plan that included the following elements:

•	Negotiating certain commitments from various lenders for replacement advance financing, though never consummated;

•	Selling its entire portfolio of re-performing loans for an immaterial gain and concurrently repaying the related borrowings in full;

•	Marketing its Government National Mortgage Association early buy-out loan portfolios and extending the maturity of the related borrowings to allow for continued marketing;

•	Working closely with its legal counsel to address BlueMountain’s allegations of default (described below), which it believes are without merit, and any potential impact of such allegations on its advance financing facilities; and

•	Amending its senior secured term loan facility agreement to extend the deadline to furnish annual financial statements to April 10, 2015, to amend certain terms of cross default to its advance financing facilities and to permit an amendment to that certain Subservicing Agreement between HLSS Holdings, LLC (“HLSS Holdings”) and Ocwen Loan Servicing, LLC (together with Ocwen Financial Corporation and its subsidiaries, “Ocwen”), dated as of October 1, 2012 (the “Ocwen Subservicing Agreement”).

HLSS also began discussing with the Company whether an alternative transaction could be structured, if needed, to alleviate concerns about HLSS’s ability to operate as a going concern. HLSS also stated that the termination of the Initial Merger Agreement, in the absence of an alternative transaction, would increase the likelihood that it would receive a Going Concern Qualification.

HLSS discussed with the Company the potential material adverse effects of receiving a Going Concern Qualification, including an event of default under both HLSS’s Senior Secured Term Loan Facility Agreement, dated as of June 27, 2013 (the “Term Loan”), and HLSS’s mortgage loan repurchase facility, each of which would, independently, cause an automatic event of default and amortization under HLSS’s advance financing facilities. The Company and HLSS, together with their respective legal and financial advisors, began to analyze and discuss a number of alternative transactions that could potentially be consummated in lieu of the Initial Merger.

On March 20, 2015, HLSS entered into an amendment to the Term Loan in order to extend to April 10, 2015, the deadline thereunder for HLSS to furnish its annual financial statements, and to amend certain terms of the cross-default to HLSS’s advance financing facilities. In addition, consent was granted thereunder to permit certain amendments to the Ocwen Subservicing Agreement.

Throughout the period following HLSS’s failure to timely file its Annual Report, HLSS and the Company, together with their respective advisors, engaged in extensive discussions and negotiations in an effort to find a mutually beneficial solution and in light of HLSS’s ongoing consideration of its ability to continue as a going concern. On April 6, 2015, HLSS provided formal notice to the Company that it was reasonably likely to receive a Going Concern Qualification, unless the parties entered into an alternative transaction.

Based on the shared expectation of the Company and HLSS that HLSS could not satisfy the conditions to the consummation of the Initial Merger set forth in the Initial Merger Agreement, HLSS and the Company finalized the terms of an alternative transaction (described below). The alternative transaction enabled HLSS to file the Annual Report, including an unqualified opinion of its auditors, on April 6, 2015.

On April 6, 2015, with the approval of their respective Boards of Directors, New Residential and HLSS, together with certain of their respective subsidiaries, entered into the Termination Agreement (providing for the termination of the Initial Merger Agreement) and simultaneously entered into the Acquisition Agreement.

Item 1.01	Entry into a Material Definitive Agreement.

Termination Agreement

As described above, on April 6, 2015, simultaneously with the execution of the Acquisition Agreement (as described below), the Company, HLSS and Merger Sub entered into a Termination Agreement (the “Termination Agreement”) to terminate (the “Termination”) the Initial Merger Agreement.

As a result of the Termination, in accordance with the terms of the Termination Agreement, (i) the Initial Merger Agreement was terminated (including provisions of the Initial Merger Agreement that by their terms would have otherwise survived a termination thereof) and (ii) the Company and Merger Sub, on the one hand, and HLSS, on the other hand, mutually released the other from any liability with respect to claims related to the Initial Merger Agreement or the transactions contemplated thereby.

Acquisition Agreement

As described above, on April 6, 2015, the Company entered into a Share and Asset Purchase Agreement (the “Acquisition Agreement”) with HLSS, HLSS Advances Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“HLSS Advances”), and HLSS MSR-EBO Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (together with HLSS Advances, the “Buyers”). Pursuant to the Acquisition Agreement, the Buyers acquired from HLSS substantially all of the assets of HLSS (including all of the issued share capital of HLSS’s first-tier subsidiaries) and assumed (and agreed to indemnify HLSS for) the liabilities of HLSS (together, the “Acquisition”) with the exception of the Term Loan, which was paid off as described below, other than post-closing liabilities in an amount upto the Retained Amount (as defined below), for aggregate consideration (net of certain transaction expenses being reimbursed by HLSS), consisting of approximately $1.007 billion in cash and 28,286,980 shares of common stock, par value $0.01 per share (representing 19.9% of the number of shares outstanding immediately prior to issuance) (“Company Common Stock”), of the Company delivered to HLSS in a private placement (the “Share Transfer”). The closing of the Acquisition (the “Acquisition Closing”) occurred simultaneously with the execution of the Acquisition Agreement. The Term Loan was paid off prior to closing the Acquisition.

The Acquisition Agreement includes certain customary post-closing covenants of the Company, the Buyers and HLSS. In addition, in connection with the Acquisition, the Board of Directors of HLSS also approved a wind down plan (the “Distribution and Liquidation Plan”), pursuant to which, as promptly as practicable after the date thereof, HLSS will endeavor to sell the shares of Company Common Stock received in the Acquisition and to distribute to HLSS shareholders the cash consideration from the Acquisition and the cash proceeds from the sale of shares of Company Common Stock; provided that under the terms of the Distribution and Liquidation Plan, HLSS will retain $50,000,000 of cash (the “Retained Amount”) for wind down costs (one or more such distributions, collectively, the “Distribution”).

Registration Rights Agreement

At the Acquisition Closing, the Company entered into a Registration Rights Agreement, dated as of April 6, 2015, with HLSS (the “Registration Rights Agreement”) providing HLSS with certain customary “demand” and “piggyback” registration rights in respect of Company Common Stock. Pursuant to the Registration Rights Agreement, HLSS may (i) during the period from the earlier of (x) the closing of the first underwritten offering of Company Common Stock following the Acquisition Closing, and (y) 10 business days after the Acquisition Closing, until the second anniversary of the Acquisition Closing, exercise up to two “demands” that the Company register under the Securities Act of 1933, as amended (the “Securities Act”), shares of Company Common Stock held by HLSS and (ii) cause the Company to include shares of

Company Common Stock held by HLSS in certain public offerings of securities initiated by the Company or other stockholders of the Company, in each case subject to certain limitations and exceptions and customary provisions relating to indemnification and expenses.

Services Agreement

At the Acquisition Closing, HLSS Advances entered into a Services Agreement, dated as of April 6, 2015, with HLSS (the “Services Agreement”). Pursuant to the Services Agreement, HLSS Advances has agreed to manage the assets and affairs of HLSS in accordance with terms and conditions set forth therein and, in all cases, in accordance with the Distribution and Liquidation Plan. The Services Agreement provides that HLSS Advances will be responsible for the operations of HLSS and will perform (or cause to be performed) such services and activities relating to the assets and operations of HLSS as may be appropriate, including, among other things, administering the Distribution and Liquidation Plan and handling all claims, disputes or controversies in which HLSS is a party or may otherwise be involved. HLSS Advances will not be compensated by HLSS for its services under the Services Agreement but will be reimbursed by HLSS for expenses incurred on behalf of HLSS. The Services Agreement provides for an initial one-year term and, unless terminated, will be deemed renewed automatically on each anniversary of the Acquisition Closing for successive one-year periods. HLSS Advances may elect not to renew the Services Agreement upon written notice at least 60 days prior to an anniversary date of the Services Agreement. HLSS may terminate the Services Agreement upon 30 days’ written notice to HLSS Advances in the event of any act of fraud, misappropriation of funds, or embezzlement against HLSS or other willful violation of the Services Agreement by HLSS Advances or in the event of any gross negligence on the part of HLSS Advances in the performance of its duties thereunder.

New Merger Agreement

At the Acquisition Closing, the Company and Merger Sub entered into an Agreement and Plan of Merger, dated April 6, 2015, with HLSS (the “New Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein (including the approval of HLSS’s shareholders), HLSS (which at the time of the New Merger (as defined below) will have previously sold substantially all of its assets and transferred all liabilities (with the exception of the Term Loan which was paid off prior to closing the Acquisition) to the Buyers, and is expected to have distributed the proceeds (other than the Retained Amount) received from such sale to HLSS shareholders and substantially wound-down its operations) will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of the Company (the “New Merger”).

Pursuant to the New Merger Agreement, and upon the terms and conditions set forth therein, at the effective time of the New Merger (the “Effective Time”), each ordinary share of HLSS, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than those shares of HLSS owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and shares of HLSS as to which dissenters’ rights have been properly exercised), will be automatically converted into the right to receive (i) $0.704059 per share in cash, without interest, if all of the shares of Company Common Stock received in the Share Transfer have not been sold by HLSS pursuant to the Distribution and Liquidation Plan prior to the Effective Time, or (ii) (A) $0.704059 per share in cash, without interest, plus (B) 93.91% of the value of the shares of Company Common Stock received in the Share Transfer that have not been sold by HLSS pursuant to the Distribution and Liquidation Plan prior to the Effective Time, if all or a portion of such shares have not been sold by HLSS prior to the Effective Time, pro rata per each outstanding share of HLSS.

The New Merger Agreement contains certain customary representations and warranties made by each party, which are qualified by matters included in the Company’s and HLSS’s reports filed with the SEC prior to the date of the New Merger Agreement, as well as, in the case of HLSS, the confidential disclosures provided to the Company in connection with the New Merger Agreement. The Company and HLSS have agreed to various covenants regarding the conduct of HLSS’s business prior to the closing of the New Merger (the “New Merger Closing”), including covenants that HLSS shall not conduct any business except (i) as required by applicable law, (ii) as expressly required by the Distribution and Liquidation Plan consistent with the Services Agreement or (iii) as required to comply with its obligations pursuant to the Acquisition Agreement, the Registration Rights Agreement and the Services Agreement.

The New Merger does not require the approval of the Company’s shareholders. However, consummation of the New Merger is subject to, among other things: (i) approval of the New Merger by the requisite vote of HLSS’s shareholders (the “HLSS Shareholder Approval”), (ii) not more than 10% of HLSS’s issued and outstanding shares properly exercising appraisal rights as of the time immediately before the New Merger Closing and (iii) certain other customary closing conditions. Moreover, each party’s obligation to consummate the New Merger is subject to certain other conditions, including without limitation, (i) the accuracy of the other party’s representations and warranties and (ii) the other party’s compliance with its covenants and agreements contained in the New Merger Agreement (in each case subject to customary materiality qualifiers). In addition, the obligations of the Company and Merger Sub to consummate the New Merger are subject to the absence of any Company Material Adverse Effect (as defined in the New Merger Agreement).

The New Merger Agreement may be terminated by either party under certain circumstances, including, among others: (i) if the New Merger Closing has not occurred by the nine-month anniversary of the New Merger Agreement; (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting the New Merger Closing; (iii) if HLSS fails to obtain the HLSS Shareholder Approval; and (iv) upon a material uncured breach by the other party that would result in a failure of the conditions to the New Merger Closing to be satisfied.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Termination is hereby incorporated into this Item 1.02 by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Acquisition is hereby incorporated into this Item 2.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Subsidiaries of HLSS acquired in the Acquisition have material outstanding indebtedness, consisting of two servicer advance financing facilities, a master repurchase facility to finance early buy-out (“EBO”) loans and a note facility to finance a note issued under the HSART facility (as defined below).

In addition, pursuant to a Master Servicing Rights Purchase Agreement among Ocwen Loan Servicing, LLC, HLLS and HLSS Holdings (the “Master Servicing Rights Purchase Agreement”), HLSS Holdings is required to purchase from Ocwen Loan Servicing, LLC all outstanding and future servicer advances arising under mortgage loans serviced by Ocwen Loan Servicing, LLC with an aggregate unpaid principal balance of approximately $160.8 billion. The purchase price payable to Ocwen Loan Servicing, LLC for such servicer advances is equal to the outstanding balance of such servicer advances. As of December 31, 2014, the outstanding balance of servicer advances held by HLSS Holdings and its subsidiaries equaled $6.1 billion. In addition, pursuant to the Master Servicing Rights Purchase Agreement, HLSS Holdings is required to pay to Ocwen Loan Servicing, LLC certain monthly and performance fees for servicing mortgage loans in respect of which HLSS Holdings and HLSS have acquired rights to servicing fee payments from Ocwen Loan Servicing, LLC.

Servicer Advance Financing Facilities

One servicer advance financing facility (the “HSART facility”) is a master trust financing facility with three series of outstanding variable funding notes and eight series of outstanding term notes. As of April 6, 2015, the aggregate outstanding principal balance of term notes is $2,863,000,000. Subject to limitations on the outstanding note principal balances based on the amount of eligible collateral in the HSART facility, as of April 6, 2015, the aggregate maximum principal balance that can be drawn on the variable funding notes issued under the HSART facility is equal to $4,350,000,000. If there is not sufficient outstanding collateral to support the outstanding term notes under the HSART facility, collections on the collateral securing the HSART facility may be required to cash collateralize the term notes prior to the date on which the term notes may be repaid or redeemed.

The variable funding notes issued under the HSART facility revolve until April 4, 2016 and will then become due and payable on the next payment date under the HSART facility unless extended. The outstanding term notes have differing terms and dates on which principal amounts are required to be paid. Those payment dates (the “expected repayment dates”) range from May 15, 2015 at the earliest (and then only for certain notes) to June 15, 2018 at the latest (and then only for certain notes).

The term notes are generally not permitted to be redeemed prior to their expected repayment dates unless an event of default, facility early amortization event or target amortization event applicable to those notes occurs. The variable funding notes are provided by

Wells Fargo Bank, N.A., Credit Suisse and Barclay Bank PLC. The notes issued under the HSART facility can become due and payable prior to their related expected repayment dates and/or maturity dates if any event of default, target amortization event or facility early amortization event occurs. As of April 3, 2015, the outstanding obligations under the HSART facility equaled approximately $4,649,349,953.87. The weighted average interest rate of the notes under the HSART facility as of April 3, 2015 was equal to 1.85827%.

On January 23, 2015, counsel for BlueMountain Capital Management, LLC (“BlueMountain”), the purported investment manager to certain owners of the HSART facility term notes, sent a letter to HLSS Holdings, HLSS Service Advance Receivables Trust, as issuer, and Deutsche Bank, as among other things indenture trustee, alleging certain events of default had occurred and were continuing under the Sixth Amended and Restated Indenture, dated as of January 17, 2014, by and among HLSS Servicing Advance Receivables Trust, Deutsche Bank National Trust Company, HLSS Holdings, Ocwen Loan Servicing, LLC, Wells Fargo Securities, LLC and Credit Suisse AG, New York Branch, which governs HLSS’s notes issued by the HLSS Servicer Advance Receivables Trust (the “HSART Trust”). On February 17, 2015, HLSS’s subsidiary, HLSS Holdings, and HSART Trust entered an agreement (the “February 2015 HSART Agreement”) with Deutsche Bank National Trust Company (the “Indenture Trustee”) that it will not commence a judicial proceeding to seek judicial guidance regarding the allegations made in the BlueMountain letter before April 16, 2015. Further, HLSS Holdings has agreed to allow the Indenture Trustee to withhold from distribution certain excess funds that would otherwise be distributable to HSART Trust in an amount up to the Interest Accrual Differential (as defined in the February 2015 HSART Agreement) (or similar amount). The effect of this agreement will be to increase the amount deposited and held in debt service accounts by approximately $11.8 million per month.

On February 20, 2015, counsel to BlueMountain sent another letter alleging that additional events of default under the indenture governing notes issued by the HSART Trust had occurred and were continuing since its previous letter on January 23, 2015. The Company’s inability to resolve these issues favorably could result in a prolonged withholding of the excess funds by the Indenture Trustee, the forfeiture of such funds, the Company’s inability to purchase required servicer advances from Ocwen Loan Servicing, LLC with funds from the HSART facility or otherwise, and an increase in any replacement debt incurred to purchase such servicer advances, any of which could have a material adverse effect on the Company’s business, financial condition, liquidity and results of operations.

The other servicer advance facility (the “HSART II facility”) is a bilateral financing facility provided by Barclays Bank PLC. Subject to limitations on the outstanding note principal balances based on the amount of eligible collateral in the HSART II facility, the aggregate maximum principal balance that can be drawn on the variable funding notes issued under the HSART II facility is equal to $625,000,000. The variable funding notes issued under the HSART II facility revolve until December 3, 2015 and will then become due and payable on the next payment date under the HSART II facility unless extended. The notes issued under the HSART II facility can become due and payable prior to their related expected repayment dates and/or maturity dates if any event of default, target amortization event or facility early amortization event occurs. As of April 3, 2015, the outstanding obligations under the HSART II facility equaled approximately $524,968,291.88. The weighted average interest rate of the notes under the HSART II facility as of April 3, 2015 was equal to 1.78331%.

Each of the HSART and HSART II facilities includes events of default, facility early amortization events and target amortization events, as applicable, including, without limitation, those related to the following matters (i) payment default, (ii) covenant violation by Ocwen Loan Servicing, LLC and HLSS Holdings, (iii) insolvency of Ocwen Loan Servicing, LLC and HLSS Holdings, (iv) representation and warranty breaches by the transaction parties, (v) financial covenants with respect to the Company and certain liquidity requirements with respect to Ocwen, (vi) cross-default with respect to HLSS, HLSS Holdings and Ocwen, (vii) material judgment default with respect to HLSS Holdings and Ocwen Loan Servicing, LLC, (viii) change of control with respect to Ocwen Loan Servicing, LLC and the Company, (ix) failure of collateral coverage, (x) failure of certain tests related to collateral performance, (xi) downgrades of the related notes by the applicable note rating agency and (xii) defaults with respect to matters relating to the Investment Company Act of 1940, as amended. The occurrence of any of the foregoing may cause the related notes to become due and payable prior to the scheduled maturity date and otherwise materially and adversely affect liquidity. After the occurrence of one of the foregoing events, all collections on the related collateral is generally required to be applied to repay the notes and future draws on any variable funding notes are generally not permitted. In addition, upon the occurrence of an event of default, subject to the terms of the facility documents, the notes may be accelerated.

Draws on the variable funding notes issued pursuant to the HSART facility and the HSART II facility and access to excess collections on the collateral securing the related variable funding notes and term notes are subject to a variety of conditions, including accuracy of representations, compliance with the transaction agreements, absence of defaults and satisfactory collateral coverage.

Default interest in an amount equal to 3.00% per annum of the outstanding balance of the notes issued under the HSART and HSART II notes accrues after the occurrence of an event of default under the applicable facility. In addition, the interest rate on any note issued under the HSART and HSART II notes is increased by 1.00% per annum if the particular note is not repaid or redeemed by its expected repayment date. The issuer of the notes under the HSART facility and the HSART II facility is required to pay an unused fee on any undrawn committed amounts in respect of any variable funding notes issued thereunder.

The collateral securing the HSART and HSART II facilities consists of rights to reimbursement for servicer advances and certain deferred servicing fees in respect of mortgage loans for which HLSS Holdings has acquired Rights to MSRs from Ocwen Loan Servicing, LLC. The maximum amount that may be outstanding under the HSART and HSART II facilities is subject to a borrowing base which is determined based on advance rates for the particular types of collateral and concentration limits.

For each of the HSART facility and the HSART II Facility, HLSS Holdings sells or contributes rights to payments for servicer advances and certain deferred servicing fees to a depositor entity (which is a wholly-owned subsidiary of HLSS Holdings) and the related depositor entity then sells or contributes such rights to payment to an issuer entity (which is a wholly-owned subsidiary of the depositor entity). The issuer entity then pledges such rights to payment to secure the payment of the related notes.

Each of the depositor entities and the issuer entities is structured as a bankruptcy remote special purpose entity and is the sole owner of its respective assets. Creditors of each of the depositor entities and the issuer entities (including the holders of the related notes) have no recourse to any assets or revenues of the Company or HLSS Holdings other than to the limited extent of the Company’s or HLSS Holdings’ obligations with respect to various representations and warranties, covenants and indemnities under the related facility. These representations and warranties, covenants and indemnities include: (i) various representations and warranties as to the nature of the receivables and (ii) covenants to service and administer the collateral. Creditors of the Company and HLSS do not have recourse to any assets or revenues of either of the issuer entities or the depositor entities.

EBO Facility

Subsidiaries of HLSS acquired in the Acquisition finance certain of their Government National Mortgage Association EBO loans under a master repurchase agreement (the “EBO facility”) with Barclays Bank PLC and/or affiliates of Barclays Bank PLC. The obligations thereunder will become due and payable on May 1, 2015 unless extended. As of April 3, 2015, the outstanding obligations under the master repurchase agreement equaled approximately $486,827,627.37 and the weighted average interest rate thereunder was equal to 2.9529% per annum.

The EBO facility includes various events of default related to, among other things, the following matters: (i) payment default, (ii) covenant violations, (iii) insolvency of Ocwen Loan Servicing, LLC and the Company, (iv) representation and warranty breaches, (v) financial covenants with respect to the Company and certain liquidity requirements with respect to Ocwen, (vi) cross-default with respect to the Company, (vii) judgment default with respect to the Company, (viii) change of control with respect to the Company and (ix) failure of collateral coverage. The occurrence of any of the foregoing may cause the related notes to become due and payable prior to the scheduled maturity date and otherwise materially and adversely affect liquidity. After the occurrence of one of the foregoing events, all collections on the related collateral is generally required to be applied to repay the notes and future draws on any variable funding notes are generally not permitted. The amount that is permitted to be outstanding under the EBO facility is subject to the amount of eligible collateral pledged in the EBO facility. The Company guarantees all of the obligations under the EBO facility.

Note Facility

HLSS Holdings has entered into a financing arrangement with Credit Suisse for one of the notes issued under the HSART facility that is retained by HLSS Holdings. As of April 3, 2015, the outstanding obligations under such facility equaled approximately $25,645,000 and the weighted average interest rate thereunder was equal to 1.32325%. The Company guarantees all of the obligations under this facility.

General

Ocwen is a party to substantially all of the financing agreements of HLSS’s subsidiaries acquired in connection with the acquisition, including the servicer advance facilities. The Company’s ability to obtain financing is dependent on Ocwen’s agreement to be a party to its financing agreements. If Ocwen does not agree to be a party to these financing agreements for any reason, HLSS may not be able to obtain financing on favorable terms or at all.

Breaches and other events with respect to Ocwen (including, without limitation, failure of Ocwen to satisfy certain financial tests, cross-default to other Ocwen indebtedness, Ocwen insolvency, Ocwen change of control and/or Ocwen judgment default) could cause certain or all of the financings in respect of assets acquired from HLSS to become due and payable prior to maturity. HLSS’s ability to obtain financing on such assets is dependent on Ocwen’s ability to satisfy various tests under such financing arrangements. The Company will be dependent on Ocwen as the servicer of the mortgage loans in respect of the Rights to MSRs, and Ocwen’s servicing practices may impact the value of certain of the Company’s assets.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Share Transfer is hereby incorporated into this Item 3.02 by reference.

The shares of Company Common Stock delivered to HLSS in connection with the Share Transfer were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act. The shares of Company Common Stock have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under or an applicable exemption from such registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Company Common Stock in any jurisdiction in which such offer or solicitation would be unlawful. No general solicitation was involved in connection with the offer and sale of such shares, and the Company relied upon the representations made by HLSS pursuant to the Acquisition Agreement in determining that such exemption was available.

Item 8.01	Other Events.

Press Release

On April 6, 2015, the Company and HLSS jointly issued a press release in connection with the transactions described herein. The full text of the press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Item 8.01.

Manager Awards

In connection with the Share Transfer, the Company granted, pursuant to and in accordance with the terms of its Nonqualified Stock Option and Incentive Award Plan, to an affiliate of FIG LLC, the Company’s manager (the “Manager”), options relating to 2,828,698 shares of Company Common Stock, representing 10% of the number of shares being delivered to HLSS. The options are fully vested as of the date of grant, become exercisable as to 1/30 of the shares to which the grant is subject on the first day of each of the 30 calendar months following the first month after the date of the grant, and expire on the tenth anniversary of the date of grant. These options will be settled in an amount of cash equal to the excess of the fair market value of a share of Company Common Stock on the date of exercise over the fair market value on the date of grant, unless a majority of the Company’s independent directors elects settlement in shares.

Ocwen Amendment and Consent

Pursuant to an amendment to the Master Servicing Rights Purchase Agreement executed in connection with the consummation of the Acquisition, such Master Servicing Rights Purchase Agreement and the related Sale Supplements were amended, among other things, to (i) obtain Ocwen’s consent to the assignment by HLSS of its interest under the Master Servicing Rights Purchase Agreement and each sale supplement thereto, (ii) provide that HLSS Holdings will not direct the replacement of Ocwen Loan Servicing, LLC as servicer before April 6, 2017 except under the circumstances described in the amendment, (iii) extend the scheduled term of Ocwen Loan Servicing, LLC’s servicing appointment under each sale supplement until the earlier of 8 years from the date of the related sale supplement and April 30, 2020 (subject to an agreement to commence negotiating in good faith for an extension of the contract term no later than six months prior to the end of the applicable term), and (iv) provide that Ocwen Loan Servicing, LLC will reimburse HLSS Holdings, subject to specified limits, in the event that HLSS Holdings incurs certain increased financing costs resulting from a future S&P servicer rating downgrade of Ocwen Loan Servicing, LLC. In addition, pursuant to such amendment Ocwen Loan Servicing, LLC agreed to sell to the Company the economic beneficial rights to any right of optional termination or “clean-up call” of any trust related to any servicing agreement in respect of Rights to MSRs and to exercise such rights only at the Company’s direction.

In connection with a typical optional termination or clean-up call in respect of a residential mortgage servicing agreement, the exercising party (or its designee) will generally purchase all of the outstanding serviced mortgage loans at a purchase price equal to the sum of (i) outstanding balance of such serviced loans, (ii) the fair market value of any serviced real estate owned (REO) properties, (iii) the outstanding related servicer advances and (iv) certain other costs and expenses. The Company agreed to pay Ocwen Loan Servicing, LLC a fee in an amount equal to 0.50% of the outstanding balance of the performing mortgage loans purchased in connection with any such exercise and to pay costs and expenses of Ocwen Loan Servicing, LLC in connection with any such exercise. Optional termination or clean up call rights generally may not be exercised until the outstanding principal balance of the serviced loans is reduced to a specified balance.

Forward Looking Statements

This Current Report on Form 8-K and the exhibits hereto may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding the expected closing of the New Merger and the timing of the closing thereof. These statements are based on the current expectations and beliefs of Company management and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the control of the Company, such as the consent of third parties. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” incorporated by reference in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.newresi.com).

Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, the following risks relating to the transactions described herein, including in respect of the satisfaction of closing conditions to the New Merger; unanticipated difficulties and/or expenditures relating to the transactions; uncertainties as to the timing of the New Merger; litigation relating to the transactions; the impact of the transactions on each party’s relationships with employees and third parties; and the inability to obtain, or delays in obtaining cost savings and synergies from the transactions. In addition, the risks to which HLSS’s business is subject, including those risks described in HLSS’s periodic reports filed with the SEC, could adversely affect the proposed transactions and the Company’s operations and future prospects.

New risks and uncertainties may also emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Additional Information and Where to Find It

A meeting of the shareholders of HLSS will be announced to obtain shareholder approval of the New Merger. HLSS intends to file with the SEC a proxy statement and other relevant documents in connection with the New Merger. The definitive proxy statement will be sent or given to the shareholders of HLSS and will contain important information about the proposed transaction and related matters. HLSS’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HLSS, NEW RESIDENTIAL AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of these materials (when they are available) and other documents filed by HLSS with the SEC at the SEC’s website at www.sec.gov, at

HLSS’s website at www.HLSS.com or by sending a written request to HLSS at Home Loan Servicing Solutions, Ltd. c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, Attention: Secretary.

HLSS, the Company and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the shareholders of HLSS in favor of the New Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of HLSS’s shareholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding HLSS’s directors and officers is included in HLSS’s 2014 Form 10-K and the proxy statement for HLSS’s 2014 Annual Meeting of Shareholders filed with the SEC on April 17, 2014. Additional information regarding the Company’s directors and officers is included in the Company’s 2014 Form 10-K and the proxy statement for the Company’s 2014 Annual Meeting of Shareholders filed with the SEC on April 17, 2014.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The audited consolidated financial statements of HLSS as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 are filed herewith as Exhibit 99.2 and are incorporated in this Item 9.01(a) by reference.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements of the Company as of and for the year ended December 31, 2014, giving effect to the Acquisition, are filed herewith as Exhibit 99.3 and incorporated in this Item 9.01(b) by reference.

(d)	Exhibits

Exhibit Number	Description

23.1	Consent of Deloitte & Touche LLP.

99.1	Press Release, dated April 6, 2015.

99.2	Home Loan Servicing Solutions, Ltd. Audited Financial Statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014.

99.3	New Residential Investment Corp. Unaudited Pro Forma Combined Financial Information as of December 31, 2014 and for the year ended December 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW RESIDENTIAL INVESTMENT CORP.
(Registrant)

/s/ Jonathan Brown
Jonathan Brown
Interim Chief Financial Officer & Chief Accounting Officer

Date: April 7, 2015

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of Deloitte & Touche LLP.

99.1	Press Release, dated April 6, 2015.

99.2	Home Loan Servicing Solutions, Ltd. Audited Financial Statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014.

99.3	New Residential Investment Corp. Unaudited Pro Forma Combined Financial Information as of December 31, 2014 and for the year ended December 31, 2014.

16